Letterhead of SonicSave.com

                                                SonicVIP.com Division
                                                1330 Beacon Street
                                                Brookline, MA 02446

March 14, 2001

Mr. Glenn Schneider
64 Great Meadow Road
Newton Centre, MA 02459

Dear Mr. Schneider:

On behalf of my company, SonicSave.com, Corp., I am please to offer you a position as a part time consultant, serving in the capacity of Senior Vice President and Chief Financial Officer. Under the terms of this offer you will work 2 days per week and be compensated at a rate of $40,000 per year. In addition you will have the option to purchase 120,000 shares of SonicSave.com, Corp. stock, at a per share exercise price of no less than 100% of the fair market value per share on the date of the grant, which will vest 1/24 per month as long as you are employed by SonicSave.com, Corp. This option may be exercised on or before 3/12/06.

After our anticipated initial public offering, we would like to modify your employment to full time as Senior Vice President and Chief Financial Officer, compensated at a rate of $100,000 per year.

This agreement will supercede all previous agreements.

I hope that these terms are acceptable to you, and look forward to working with you.

Cordially,


s/Andre Danesh

Andre Danesh
President/CEO
SonicSave.com, Corp.

Accepted by:


/s/ Glenn Schneider

    Glenn Schneider